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                                                                    EXHIBIT 10.2


                                AMENDMENT NO. 01

                                     TO THE

               Agreement for Purchase of Products - OEM Agreement

      Dated 21 January 1999 Between Accelerated Networks, Inc., and Siemens
           Information and Communication Networks, Inc. ("Agreement")


WHEREAS, Siemens has entered into an agreement with WinStar Communications, Inc. further amended to incorporated Accelerated Products ("WinStar Agreement"); and

WHEREAS, Siemens requested Accelerated Networks modify the terms and conditions of the Agreement to incorporate certain changes and considerations ("Amendment"), and

WHEREAS, such changes shall be applicable only to the extent that Siemens is dealing with WinStar and its affiliates as its end user customer under the above referenced WinStar Agreement. In all other cases, unless specifically modified or changed in a separate amendment, the Agreement shall remain in full force and effect.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the parties hereto agree to amend the Agreement as follows:

1.   Scope of this Amendment:

     This amendment complements and modifies the Agreement and its attachments, amendments, exhibits and schedules to incorporate certain changes with the intent of supporting certain terms and conditions of the WinStar Agreement.

2.   Definitions:

     Wherever the word Siemens is set forth in the Agreement and in this Amendment it shall mean Siemens Information and Communication Networks, Inc. and Siemens Carrier Networks LLP.

3.   Changes to the Agreement:

     a. Article 5.2.4, the first sentence after the word Siemens in the fifth line add the words: ", only after written notice," and at the end of this sentence add the following: "or if the parties mutually agree to other invoicing terms."



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     b.   Article 5.2.4, the last sentence shall read: "Siemens shall be permitted to reschedule any purchase order up to two times without additional charge."

     c.   Article 5.2.5, the last sentence of the first paragraph shall read:
          "Accelerated may be reimbursed by Siemens for reasonable storage and insurance costs to be mutually agreed by the parties associated with any Product deliveries which are rescheduled within 45 days of the original shipdate."

     d.   Article 5.3.2, at the end of the second sentence add the following:
          "and when requested by Siemens, Company shall provide reasonable bar coding for Product and packaging as may be required by Siemens' end-user customer (WinStar)."

     e.   Article 11.3.3 after the words any and all, add the following:
          "applicable industry standards,"

     f. Article 13.0.1: in the second sentence after the word Siemens, add the following: "a perpetual, fully paid, royalty free, irrevocable, and a world-wide right and license to use, copy, access, display, operate and process the Software in connection with WinStar's use of the same on the WinStar's System on which it was originally installed."

     g. Service Level Agreement attached to the Agreement to the definition of Maintenance Release in 1. Definitions, after the word problems, add the following: and may also provide minor improvements to existing Software features and functionality.

     h. Article 12.0 after the word Date, is changed to read as follows: "and continue for sixty-six (66) months from the Effective Date with regard to the WinStar Agreement."

     i. Article 12.0 at the end of the last paragraph add the following: "The parties herein agree to extend the terms and conditions of the Agreement and its amendment to Siemens for use of products by Siemens' end-user customer, WinStar, in other countries outside of the United States territory.

     j.   Article 13.1 replaced with the following:

     13.1 TECHNICAL MATERIALS ESCROW

     Within ninety (90) days following the execution of this Amendment Accelerated, Siemens and Data Securities International, Inc. will enter into a written Escrow Agreement ("Escrow Agreement") to deposit technical information and documentation of Accelerated Products for the purpose of supporting Siemens commitment in the WinStar

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     Agreement. Accelerated represents and warrants that the Escrowed
     Materials shall, at all times, be sufficient for an individual reasonably experienced in Integrated Access Devices Technology to understand and utilize such materials to support the Products as contemplated herein. During the Term of the WinStar Agreement, Accelerated will maintain such Escrow Materials current with respect to the hardware and software Products purchased by Siemens under the Agreement. The escrow agent will make the Escrow Materials available to the beneficiaries upon notice to the escrow agent that one of the following has occurred:

     (i) the institution by Accelerated of insolvency, receivership or bankruptcy proceedings;

     (ii)     a general assignment by Accelerated for the benefit of creditors;

     (iii)    the appointment of a receiver for accelerated,

     (iv) the filing of creditors of Accelerated of a petition in bankruptcy against Accelerated which is not stayed or dismissed within sixty
              (60) days);

     (v) Accelerated ceasing to manufacture or to deal in the Products or components thereof;

     (vi) Accelerated's failure to correct or cure any Defects in accordance with this Agreement within sixty (60) days following Accelerated's receipt of a written notice thereof from Siemens and Accelerated's failure to diligently commence remedial steps to correct or cure such defects within such sixty (60) day period and to diligently prosecute such correction or cure; or

     (vii) Siemens' termination of this Agreement for cause in accordance with Section 12.1.

     (items (i) through (vii) hereinafter referred to as the "Release Conditions").

     The escrow agent will give written notice to Accelerated contemporaneously with the delivery of the Escrow Materials to any beneficiary. In the event it is determined that a Release Condition did not occur, beneficiaries will be required to promptly return the Escrow Materials to the escrow agent.

     Beneficiaries shall be entitled to use the Escrow Materials as necessary to support and maintain its purchased Products. Such use shall include the right to copy, disclose, modify, enhance, upgrade, revise, and create derivative works of such Escrow Materials. Beneficiaries shall be entitled to permit its officers, employees, agents, advisors, third party consultants and service providers to use the Escrow Materials on their behalf. With respect to beneficiaries' disclosures to third parties, beneficiaries agree to only disclose the Escrow Materials to third parties that are working for beneficiaries under a confidentiality arrangement. Beneficiaries will immediately return the Escrow Materials, including all copies thereof, to the Escrow Agent when beneficiaries no longer require the Escrow Materials for the purposes


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     permitted hereunder. Without limiting the generality of the foregoing, in the event the Release Condition relates to item (vi) above, beneficiaries will return the Escrow Materials following correction of the Defect.

The terms and conditions of this Amendment supersede any conflicting terms and conditions of the Agreement in regard to the procurement of Products set forth in the WinStar Agreement. Unless otherwise stated herein, the remaining terms and conditions of the Agreement are unchanged and remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed and delivered by the undersigned officers, thereunto, duly authorized, as of the date last written below.



ACCELERATED NETWORKS, INC.          SIEMENS CARRIER NETWORKS, INC.

BY:    /s/ Ronald L. Hughes         BY:  /s/  John D. McGoun

NAME:  Ronald L. Hughes             NAME:  John D. McGoun

TITLE: Director of Contracts        TITLE: Manager, Subcontracts

DATE:    10/06/00                   DATE:     10/16/00